Exhibit 21

SUBSIDIARIES

Subsidiaries (1)	Percentage Owned	State or Other Jurisdiction of Incorporation
Ameriana Bank, SB (2)	100%	United States

Ameriana Insurance Agency, Inc. (3)	100	Indiana

Ameriana Financial Services, Inc. (3)	100	Indiana

Ameriana Investment Management, Inc (3)	100	Delaware

Ameriana Capital Trust I	100	Delaware

Family Financial Life Insurance Company (4)	14	Louisiana

Midwest Corporate Tax Credit Fund	6	Indiana

(1)	Operations of the Company’s wholly-owned direct subsidiary, Ameriana Bank, SB and Ameriana Bank, SB’s wholly-owned subsidiaries, Ameriana Insurance Agency, Inc, Ameriana Financial Services, Inc., and Ameriana Investment Management, Inc. are included in the Company’s consolidated financial statements included in the Annual Report on Form 10-K.
(2)	First-tier subsidiary of the Company.
(3)	Second-tier subsidiary of the Company 100% owned by Ameriana Bank, SB, a first-tier subsidiary of the Company.
(4)	Third-tier subsidiary of the Company 1/7th owned through stock investment and less than 1/7th owned through partnership interests of Ameriana Financial Services, Inc., a second-tier subsidiary of the Company 100% owned by Ameriana Bank, SB, a first-tier subsidiary of the Company.